                                              FINANCIAL STATEMENTS
                                              YEARS ENDED
                                              DECEMBER 31, 2001 AND 2000

                                               RESOURCE BANKSHARES
                                                 CORPORATION AND
                                                   SUBSIDIARIES

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES

           We have audited the accompanying consolidated balance sheets of Resource Bankshares Corporation and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of Resource Bankshares Corporation and Subsidiaries' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

           We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Resource Bankshares Corporation and Subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

                                                  /s/ Goodman & Company, L.L.P.

Norfolk, Virginia
January 30, 2002

RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
================================================================================

December 31,                                                             2001               2000
-----------------------------------------------------------------------------------------------------

                               ASSETS
Cash and due from banks                                            $    7,927,954     $    7,146,330
Interest bearing deposits with banks                                    1,681,829          2,195,282
                                                                  -----------------------------------
   Cash and cash equivalents                                            9,609,783          9,341,612
Funds advanced in settlement of mortgage loans                         71,971,362         15,445,028
Investment securities
   Available-for-sale (amortized cost of $114,877,807
     and $18,631,296, respectively)                                   114,634,519         18,317,479
   Held-to-maturity (fair value of $0 and $64,024,299, respectively)            -         63,804,083
Loans, net of allowance of $3,696,860 in 2001 and
   $3,520,702 in 2000                                                 341,239,293        284,991,714
Other real estate owned                                                    42,899                  -
Premises and equipment                                                  8,911,972          3,761,309
Cash surrender value of life insurance                                  8,899,367          2,432,471
Other assets                                                            6,173,526          3,389,525
Accrued interest                                                        3,366,858          3,010,793
                                                                  -----------------------------------

                                                                   $  564,849,579     $  404,494,014
                                                                  ===================================

           LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
   Noninterest-bearing deposits                                    $   15,966,359     $   13,511,442
   Interest-bearing deposits                                          395,537,396        317,133,366
                                                                  -----------------------------------
                                                                      411,503,755        330,644,808

Capital Trust borrowings                                               14,200,000          9,200,000
Federal funds purchased and securities sold under agreements
   to repurchase                                                       19,000,000          7,546,000
FHLB advances                                                          83,800,000         30,300,000
Other liabilities                                                       3,389,182          4,321,000
Accrued interest                                                        4,177,969          2,810,506
                                                                  -----------------------------------
        Total liabilities                                             536,070,906        384,822,314
                                                                  -----------------------------------

Stockholders' equity
   Preferred stock, par value $10 per share, 500,000
     shares authorized; none issued and outstanding                             -                  -
   Common stock, $1.50 par value - 6,666,666 shares
     authorized; shares issued and outstanding:
     2001 - 3,103,495; 2000 - 2,623,861                                 4,655,242          3,935,791
Additional paid-in capital                                             16,124,348         10,988,620
Retained earnings                                                       8,159,653          5,005,511
Accumulated other comprehensive loss                                     (160,570)          (258,222)
                                                                  -----------------------------------
        Total stockholders' equity                                     28,778,673         19,671,700
                                                                  -----------------------------------

                                                                   $  564,849,579     $  404,494,014
                                                                  ===================================

             The notes to the consolidated financial statements are
                      an integral part of this statement.

RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
================================================================================

Years Ended December 31,                                             2001              2000              1999
-------------------------------------------------------------------------------------------------------------------

Interest and dividend income
   Interest and fees on loans                                    $  22,147,882     $  22,820,733     $  18,071,728
                                                                 --------------------------------------------------
   Interest on investment securities:
      Taxable                                                        6,167,752         2,981,967         1,687,444
      Tax exempt                                                       852,282           806,855                 -
                                                                 --------------------------------------------------
                                                                     7,020,034         3,788,822         1,687,444
                                                                 --------------------------------------------------

   Interest on federal funds sold                                          483           242,662            73,997
   Interest on funds advanced in settlement of mortgage loans        3,523,255         1,560,582         1,548,039
                                                                 --------------------------------------------------
         Total interest income                                      32,691,654        28,412,799        21,381,208
                                                                 --------------------------------------------------

Interest expense
   Interest on deposits                                             18,503,723        16,980,295        11,036,446
   Interest on short-term borrowings                                   565,189           448,259           408,263
   Interest on long-term borrowings                                  2,589,973         1,546,748           990,839
                                                                 --------------------------------------------------
         Total interest expense                                     21,658,885        18,975,302        12,435,548
                                                                 --------------------------------------------------

         Net interest income                                        11,032,769         9,437,497         8,945,660

Provision for loan losses                                             (195,000)       (1,100,000)       (4,667,000)
                                                                 --------------------------------------------------

         Net interest income after provision for loan losses        10,837,769         8,337,497         4,278,660
                                                                 --------------------------------------------------

Noninterest income
   Mortgage banking income                                          17,604,747         6,916,584         5,709,225
   Service charges                                                     648,809           731,473           759,289
   Gain on sale of investment securities                               454,918                 -                 -
   Gain on sale of assets                                              413,444         1,688,140           332,245
   Gain on sale of branch deposits                                           -         2,532,260                 -
   Other                                                             1,021,943            21,611            10,583
                                                                 --------------------------------------------------
                                                                    20,143,861        11,890,068         6,811,342
                                                                 --------------------------------------------------

Noninterest expense
   Salaries and employee benefits                                   16,289,407         8,071,927         6,735,896
   Occupancy expenses                                                1,585,141         1,211,649         1,185,861
   Depreciation and equipment maintenance                            1,768,822           976,982           926,702
   Professional fees                                                   419,049           285,861           340,821
   Outside computer service                                            812,684           518,982           485,458
   FDIC insurance                                                       66,340            98,062            58,125
   Stationery and supplies                                             681,761           412,683           496,814
   Marketing and business development                                  536,850           475,778           400,938
   Miscellaneous loan expense                                           88,460            47,859            46,489
   Other                                                             2,272,287         2,009,363         1,490,664
                                                                 --------------------------------------------------
                                                                    24,520,801        14,109,146        12,167,768
                                                                 --------------------------------------------------

Income (loss) before income taxes                                    6,460,829         6,118,419        (1,077,766)
Income tax expense (benefit)                                         1,918,208         1,885,689          (386,958)
                                                                 --------------------------------------------------

Net income (loss)                                                $   4,542,621     $   4,232,730     $    (690,808)
                                                                 ==================================================

Basic earnings (loss) per common share                           $        1.57     $        1.63     $       (0.27)
                                                                 ==================================================

Diluted earnings (loss) per share                                $        1.49     $        1.56     $       (0.27)
                                                                 ==================================================

             The notes to the consolidated financial statements are
                      an integral part of this statement.

RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
================================================================================

Years Ended December 31, 2001, 2000 and 1999
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                       Accumulated
                                                                                                          Other
                                                  Common Stock          Additional                    Comprehensive
                                              -----------------------     Paid-in         Retained        Income
                                               Shares      Amount         Capital         Earnings        (Loss)           Total
                                              ---------- ------------    ------------   ------------   ------------   -------------
Balance, December 31, 1998                     2,477,124    3,715,686      10,702,187      3,310,630         60,929     17,789,432

Comprehensive income:
  Net loss                                             -            -               -       (690,808)             -       (690,808)

  Changes in unrealized appreciation
    (depreciation) on securities
    available-for-sale, net of reclassification
    adjustment and tax effect                          -            -               -              -       (186,965)      (186,965)
                                                                                                                      -------------
       Total comprehensive loss                                                                                           (877,773)
                                                                                                                      -------------

Proceeds from exercise of stock
  options and warrants                            90,888      136,332         389,216              -              -        525,548

Reacquisition of common stock                    (29,099)     (43,648)       (512,592)             -              -       (556,240)

Cash dividends declared,
  $.40 per share                                       -            -               -     (1,011,428)             -     (1,011,428)
                                              -------------------------------------------------------------------------------------

Balance, December 31, 1999                     2,538,913    3,808,370      10,578,811      1,608,394       (126,036)    15,869,539

Comprehensive income:
  Net income                                           -            -               -      4,232,730              -      4,232,730

  Changes in unrealized appreciation
    (depreciation) on securities
    available-for-sale, net of reclassification
    adjustment and tax effect                          -            -               -              -       (132,186)      (132,186)
                                                                                                                      -------------
       Total comprehensive income                                                                                        4,100,544
                                                                                                                      -------------

Proceeds from exercise of stock
  options                                         35,332       52,997          52,748              -              -        105,745

Common stock issued as a result of
  business combination                            56,792       85,188         424,812              -              -        510,000

Reacquisition of common stock                     (7,176)     (10,764)        (67,751)             -              -        (78,515)

Cash dividends declared,
  $.32 per share                                       -            -               -       (835,613)             -       (835,613)
                                              -------------------------------------------------------------------------------------

Balance, December 31, 2000                     2,623,861  $ 3,935,791    $ 10,988,620    $ 5,005,511    $  (258,222)  $ 19,671,700
                                              =====================================================================================

Comprehensive income:
  Net income                                           -            -               -      4,542,621              -      4,542,621

  Changes in unrealized appreciation
    (depreciation) on securities
    available-for-sale, net of reclassification
    adjustment and tax effect                          -            -               -              -         97,652         97,652
                                                                                                                      -------------
       Total comprehensive income                                                                                        4,640,273
                                                                                                                      -------------

Proceeds from common stock issued-
  net of issuance costs                          572,500      858,750       6,483,461              -              -      7,342,211

Reacquisition of common stock                    (92,866)    (139,299)     (1,347,733)             -              -     (1,487,032)

Cash dividends declared,
  $.48 per share                                       -            -               -     (1,388,479)             -     (1,388,479)
                                              -------------------------------------------------------------------------------------

Balance, December 31, 2001                     3,103,495  $ 4,655,242    $ 16,124,348    $ 8,159,653    $  (160,570)  $ 28,778,673
                                              =====================================================================================

             The notes to the consolidated financial statements are
                      an integral part of this statement.

RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
================================================================================

Years Ended December 31,                                                        2001                2000                1999
----------------------------------------------------------------------------------------------------------------------------------
Operating activities
  Net income (loss)                                                        $       4,542,621   $      4,232,730   $      (690,808)
  Adjustments to reconcile to net cash provided
   (used) by operating activities:
    Provision for losses on loans                                                    195,000          1,100,000         4,667,000
    Provision for losses on funds advanced on settlement of
     mortgage loans                                                                  170,000             75,000           275,000
    Depreciation and amortization                                                    979,181            646,670           475,212
    Amortization of investment securities
     premiums, net of discounts                                                   (1,367,501)          (326,499)           47,426
    Gain on sale of investment securities                                           (454,918)               -                 -
    Gain on sale of assets                                                          (413,444)        (1,688,140)            2,960
    Gain on sale of deposits                                                             -           (2,532,260)              -
    Deposits disposed of in branch sale                                                  -          (51,782,936)              -
    Deferred loan origination fees, net of costs                                     478,687          1,192,793           904,392
    Changes in:
      Funds advanced in settlement of mortgage loans                             (56,696,334)        (3,746,177)        8,855,015
      Interest receivable                                                           (356,065)        (1,007,257)         (401,346)
      Interest payable                                                             1,367,463          1,569,701           589,274
      Other assets                                                                (8,280,588)          (195,851)       (2,968,422)
      Other liabilities                                                             (931,818)         3,082,218        (8,699,380)
                                                                           -------------------------------------------------------
        Net cash provided (used) by operating activities                         (60,767,716)       (49,380,008)        3,056,323
                                                                           -------------------------------------------------------

Investing activities
  Proceeds from sales and maturities of available-for-sale
   securities                                                                     41,366,493            627,188         3,003,770
  Proceeds from maturities and prepayments of held-to-maturity securities         14,723,400            825,001           321,750
  Purchases of available-for-sale securities                                     (86,528,087)       (12,500,393)       (1,252,675)
  Purchases of held-to-maturity securities                                                 -        (47,749,915)      (15,760,235)
  Net cash used for acquisitions                                                  (1,125,000)               -                 -
  Loan originations, net of principal repayments                                 (56,550,722)       (34,140,721)      (72,696,479)
  Proceeds from sales of foreclosed real estate                                          -                  -             940,620
  Proceeds from sales of premises and equipment                                          -            2,786,708             1,400
  Purchases of premises and equipment and other assets                            (6,129,844)        (1,419,927)       (1,247,479)
                                                                           -------------------------------------------------------
        Net cash used by investing activities                                    (94,243,760)       (91,572,059)      (86,689,328)
                                                                           -------------------------------------------------------

Financing activities
  Proceeds from federal funds purchased and securities sold under
   greements to repurchase                                                        11,454,000          7,546,000         8,809,573
  Proceeds from sale of common stock, net of issuance costs                        7,342,211                -                 -
  Proceeds from exercise of stock options                                                -              105,745           525,548
  Proceeds from capital trust borrowings                                           5,000,000                -           9,200,000
  Payments to reacquire common stock                                              (1,487,032)           (78,515)         (556,240)
  Cash dividends paid                                                             (1,388,479)          (835,613)       (1,011,428)
  Proceeds from FHLB advances                                                     53,500,000         12,000,000        11,000,000
  Net (decrease) increase in demand deposits,
   NOW accounts and savings accounts                                             (37,871,976)       120,001,370         3,613,095
  Net increase in certificates of deposit                                        118,730,923          4,489,760        50,636,584
                                                                           -------------------------------------------------------
        Net cash provided by financing activities                                155,279,647        143,228,747        82,217,132
                                                                           -------------------------------------------------------

Increase (decrease) in cash and cash equivalents                                     268,171          2,276,680        (1,415,873)
Cash and cash equivalents at beginning of year                                     9,341,612          7,064,932         8,480,805

                                                                           -------------------------------------------------------
Cash and cash equivalents at end of year                                   $       9,609,783   $      9,341,612   $     7,064,932
                                                                           -------------------------------------------------------

Supplemental schedules and disclosures of cash flow information

  Cash paid for:
    Income taxes paid                                                      $       1,610,000   $        870,000   $       850,000
    Interest on deposits and other borrowings                                     20,291,422         17,405,601        11,846,274

Supplemental schedule of noncash investing and financing activities

  Transfers from loans to real estate acquired
    through foreclosure                                                    $          42,899   $           -      $       312,027

             The notes to the consolidated financial statements are
                      an integral part of this statement.

RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

DECEMBER 31, 2001 AND 2000
-------------------------------------------------------------------------------

NOTE 1 - ORGANIZATION AND BUSINESS

    Resource Bankshares Corporation (the "Corporation") is a Virginia corporation organized in June 1998 by Resource Bank (the "Bank") for the purpose of becoming a unitary holding company of the Bank. The Corporation's assets consist primarily of its investment in the Bank.

    The Bank is a state-chartered commercial bank headquartered in Virginia Beach, Virginia where its commercial bank and operations office is located The Bank was organized in April, 1987, and commenced operations on September 1, 1988. The Bank's primary market areas are Fairfax County and Virginia Beach, Virginia and, to a lesser extent, in the surrounding cities of the South Hampton Roads area.

    The Bank's principal business consists of providing a broad range of lending and deposit services to individual and commercial customers with an emphasis on those services traditionally associated with independent community banks. These services include checking and savings accounts, certificates of deposit and charge cards. The Bank's lending activities include commercial and personal loans, lines of credit, installment loans, home improvement loans, overdraft protection, construction loans, and other commercial finance transactions.

    The Bank also operates a mortgage company which, as a division of the Bank, originates residential mortgage loans and subsequently sells them to investors. A competitive range of mortgage financing is provided through offices in the Richmond and Hampton Roads metropolitan areas, and the Northern Virginia/Washington, D.C. metropolitan area.

    On June, 2000, the Bank purchased CW and Company of Virginia ("CW"), a title insurance and real estate closing agency, for a purchase price of $510,000, which was paid through the issuance of common stock of the Company. CW, which trades under the name "Real Estate Investment Protection Agency," operates as a wholly owned subsidiary of the Bank.

    On August, 2000, Resource Service Corporation, a wholly owned subsidiary of the Bank, entered into a joint venture with Financial Planners Mortgage Company, Inc. and formed a partnership titled Financial Planners Mortgage, LLP. The partnership will participate in real estate settlement activities.

    During 2001 the Bank purchased Atlantic Mortgage and Investment Company ("AMIC"), a commercial mortgage company, First Jefferson Mortgage Corporation ("First Jefferson"), a mortgage loan origination company, and PRC Title LLC ("PRC"), a title insurance agency and real estate closing agency. All three transactions were accounted for under the purchase method of accounting, and resulted in the acquisition of $772,670 of fixed assets and the capitalization of $469,000 of mortgage servicing rights, and the capitalization of $716,650 of other intangible assets and goodwill. First Jefferson and AMIC were integrated into divisions within the Bank, PRC operates as a wholly owned subsidiary of the Bank.

    Resource Capital Trust I and II, wholly owned subsidiaries of the Corporation, are finance subsidiaries, whose sole purpose is to hold Capital Trust securities.

                        (Notes continued on next page)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION AND CONSOLIDATION

    The consolidated financial statements include the accounts of Resource Bankshares Corporation and its wholly-owned subsidiaries, Resource Bank and Resource Capital Trust. All significant intercompany balances and transactions have been eliminated in consolidation.

    CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest bearing deposits with banks and federal funds sold. Generally, federal funds are sold for one-day periods. Interest bearing deposits with maturities extending beyond 90 days are not considered cash equivalents for cash flow reporting purposes. The Corporation had no such deposits at December 31, 2001 and 2000.

    SECURITIES

    Securities that management has both the positive intent and ability to hold to maturity are classified as securities held to maturity and are carried at cost, adjusted for amortization of premium or accretion of discount using the interest method. Securities purchased for trading purposes, if any, are held in the trading portfolio at market value, with market adjustments included in noninterest income. Securities not classified as held to maturity or trading are classified as available for sale. Available for sale securities may be sold prior to maturity for asset/liability management purposes, in response to changes in interest rates or prepayment risk, to increase regulatory capital or other similar factors. Securities available for sale are carried at fair value, with any adjustments to fair value, after tax, reported as a separate component of other comprehensive income.

    Interest and dividends on securities, including the amortization of premiums and the accretion of discounts, are reported in interest and dividends on securities using the interest method. Gains and losses on the sale of securities are recorded on the trade date and are calculated using the specific identification method. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary, if any, are included in earnings as realized losses.

    FUNDS ADVANCED IN SETTLEMENT OF MORTGAGE LOANS

    The Corporation advances funds in settlement of mortgage loans originated on behalf of investor banks. Mortgage banking income is recognized when control over the related mortgage instrument is transferred to the investor bank.

    TRANSFERS OF FINANCIAL ASSETS

    Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

                        (Notes continued on next page)                        7

     LOANS

    Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding unpaid principal balances net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Discounts and premiums are amortized to income using the interest method. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment to the yield (interest income) of the related loans.

    ALLOWANCE FOR LOAN LOSSES

    A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral.

    The adequacy of the allowance for loan losses is periodically evaluated by the Bank, in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. Management's evaluation of the adequacy of the allowance is based on a review of the Bank's historical loss experience, known and inherent risks in the loan portfolio, including adverse circumstances that may affect the ability of the borrower to repay interest and/or principal, the estimated value of collateral, and an analysis of the levels and trends of delinquencies, charge-offs, and the risk ratings of the various loan categories. Such factors as the level and trend of interest rates and the condition of the national and local economies are also considered. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

    The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of impaired loans, if applicable, are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable.

    When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

                         (Notes continued on next page)
                                                                               8

    INCOME RECOGNITION ON IMPAIRED AND NONACCRUAL LOANS

    Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. If a loan or a portion of a loan is adversely classified, or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual, if repayment in full of principal and/or interest is in doubt.

    Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

    While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

    OTHER REAL ESTATE OWNED

    Real estate acquired through foreclosure is initially recorded at the lower of fair value or the loan balance at date of foreclosure. Property that is held for resale is carried at the lower of cost or fair value minus estimated selling costs. Costs relating to the development and improvement of property are capitalized, whereas those relating to holding the property are charged to expense.

    Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its fair value minus estimated selling costs.

    RESTRUCTURED LOANS

    Loans are considered troubled debt restructurings if, for economic or legal reasons, a concession has been granted to the borrower related to the borrower's financial difficulties that the Bank would not have otherwise considered. The Bank has restructured certain loans in instances where a determination was made that greater economic value will be realized under new terms than through foreclosure, liquidation, or other disposition. The terms of the renegotiation generally involve some or all of the following characteristics: a reduction in the interest pay rate to reflect actual operating income, an extension of the loan maturity date to allow time for stabilization of operating income, and partial forgiveness of principal and interest.

                         (Notes continued on next page)
                                                                              9

    The carrying value of a restructured loan is reduced by the fair value of any assets or equity interest received, if any. In addition, if the present value of future cash receipts required under the new terms does not equal the recorded investment in the loan at the time of restructuring, the carrying value would be further reduced by a charge to the allowance. In addition, at the time of restructuring, loans are generally classified as impaired. A restructured loan that is not impaired, based on the restructured terms and that has a stated interest rate greater than or equal to a market interest rate at the date of the restructuring, is reclassified as unimpaired in the year immediately following the year it was disclosed as restructured.

    PREMISES AND EQUIPMENT

    Premises and equipment are stated at cost less accumulated depreciation. For financial reporting purposes, assets are depreciated over their estimated useful lives using the straight-line and accelerated methods. For income tax purposes, the accelerated cost recovery system and the modified accelerated cost recovery system are used.

    INCOME TAXES

    Income taxes are provided for the tax effects of transactions reported in the financial statements, and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of investment securities, deferred loan fees, allowance for loan losses, allowance for losses on foreclosed real estate, accumulated depreciation and intangible assets for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

    ADVERTISING COSTS

    Advertising costs are expensed as incurred.

    DEFERRED COMPENSATION PLANS

    The Corporation maintains deferred compensation and retirement arrangements with certain officers. The Corporation's policy is to accrue the estimated amounts to be paid under the contracts over the expected period of active employment. The Corporation purchased life insurance contracts to fund the expected liabilities under the contracts.

                         (Notes continued on next page)
                                                                              10

    STOCK COMPENSATION PLANS

    FASB Statement No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Corporation's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Corporation has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995.

    EARNINGS PER COMMON SHARE

    Basic earnings per share (EPS) excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised, converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

    COMPREHENSIVE INCOME

    Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

                         (Notes continued on next page)
                                                                              11

    The components of other comprehensive income and related tax effects are as follows:

                                                    Years Ended December 31,
                                                    -------------------------
                                                2001            2000            1999
                                             ----------     ------------    ------------
Unrealized holding gains (losses) arising
   during the year on available-for-sale
   securities                                $ 602,876      $  (205,530)    $  (287,742)
Reclassification adjustment for losses
   (gains) realized in income                 (454,918)               -               -
                                             ----------     ------------    ------------
Net unrealized gains (losses)                  147,958         (205,530)       (287,742)
Tax effect                                     (50,306)          73,344         100,777
                                             ----------     ------------    ------------

Net-of-tax amount                            $  97,652      $  (132,186)    $  (186,965)
                                             ==========     ============    ============

    SEGMENT REPORTING

    Public business enterprises are required to report information about operating segments in annual financial statements and selected information about operating segments in financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.

    DERIVATIVE INSTRUMENTS AND HEDGING TRANSACTIONS

    On April 1, 1999, the Corporation adopted FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Corporation's adoption of this statement did not materially impact the consolidated financial condition or consolidated results of operations.

    COMPUTER SOFTWARE

    During the year ended December 31, 1999, the Corporation adopted Statement of Position (SOP) 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use. This SOP was effective for financial statements for fiscal years beginning after December 31, 1998. The SOP requires entities to capitalize certain internal-use software costs once certain criteria are met. Generally, internal costs with respect to software configuration and interface, coding, installation to hardware, testing (including parallel processing), and data conversion costs allowing access of old data by new systems should be capitalized. All other data conversion costs, training, application maintenance, and ongoing support activities should be expensed. The Corporation's adoption of this SOP on January 1, 1999 did not materially impact the consolidated financial condition or results of operations.

                         (Notes continued on next page)
                                                                              12

    START-UP ACTIVITIES

    During the year ended December 31, 1999, the Corporation adopted SOP 98-5, Reporting on the Cost of Start-up Activities. The SOP requires such costs to be expensed as incurred instead of being capitalized and amortized. It applies to start-up activities and costs of organization for both development stage and established operating activities as those one-time activities that relate to the opening of a new facility, introduction of a new product or service, doing business in a new territory, initiating a new process in an existing facility, doing business with a new class of customer or beneficiary, or commencing some new operation. The SOP was effective for financial statements for fiscal years beginning after December 15, 1998. Consistent with banking industry practice, the Corporation's policy is to expense such costs. Therefore, its adoption, on January 1, 1999, did not effect the Corporation's consolidated financial position or results of operations.

    OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

    In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, standby letters of credit, and financial guarantees written. Such financial instruments are recorded in the financial statements when they become payable.

    USE OF ESTIMATES

    The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions and other factors.

    RECLASSIFICATIONS

    Certain reclassifications have been made to prior year's information to conform with the current year presentation.

NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

    The Bank is required by the Federal Reserve Bank to maintain average reserve balances. The average amount of these reserve balances was approximately $776,000 for the year ended December 31, 2001. On December 31, 2001, the required reserve balance was $568,000.

                        (Notes continued on next page)                        13

NOTE 4 - SECURITIES

     Securities at December 31, 2001 and 2000 are as follows:


                                                            Gross            Gross
                                          Amortized      Unrealized       Unrealized         Fair
December 31, 2001                           Cost            Gains           Losses           Value
                                         ------------    ------------    -------------   ------------

Securities available-for-sale:
  U.S. government agencies               $ 59,423,698    $    233,251    $    152,199    $ 59,504,750
  State and municipal
     securities                            12,275,891         642,796          30,728      12,887,959
  Federal Reserve Bank
     stock                                    866,550            -               -            866,550
  Federal Home Loan Bank
     stock                                  4,240,000            -               -          4,240,000
  Preferred stock                          33,754,132         311,098         754,065      33,311,165
  Corporate bonds                           3,103,820            -            384,240       2,719,580
  Other                                     1,213,716           5,496         114,697       1,104,515
                                         ------------    ------------    ------------    ------------
                                         $114,877,807    $  1,192,641    $  1,435,929    $114,634,519
                                         ============    ============    ============    ============

There were no held-to-maturity securities at December 31, 2001.


                                                             Gross          Gross
                                          Amortized       Unrealized      Unrealized         Fair
December 31, 2000                           Cost             Gains          Losses           Value
                                         ------------    ------------    ------------    ------------

Securities available-for-sale:
  U.S. government agencies               $ 14,896,711    $     25,312    $      3,559    $ 14,918,464
  Federal Reserve Bank
     stock                                    673,000            -               -            673,000
  Federal Home Loan Bank
     stock                                  1,559,900            -               -          1,559,900
  Preferred stock                           1,308,817            -            265,558       1,043,259
  Other                                       192,868            -             70,012         122,856
                                         ------------    ------------    ------------    ------------
                                         $ 18,631,296    $     25,312    $    339,129    $ 18,317,479
                                         ============    ============    ============    ============


                                                             Gross          Gross
                                          Amortized       Unrealized      Unrealized         Fair
December 31, 2000                           Cost             Gains          Losses           Value
                                         ------------    ------------    ------------    ------------

Securities held to maturity:
  U.S. government agencies               $ 28,664,005    $     86,483    $    211,215    $ 28,539,273
  State and municipal
     securities                            15,968,975       1,370,041            -         17,339,016
  Corporate bonds                           7,200,723            -            975,969       6,224,754
  Preferred stock                          11,970,380          60,485         109,609      11,921,256
                                         ------------  --------------    ------------    ------------

                                         $ 63,804,083    $  1,517,009    $  1,296,793    $ 64,024,299
                                         ============    ============    ============    ============

                         (Notes continued on next page)

     Federal Reserve Bank stock and Federal Home Loan Bank stock are restricted securities, carried at cost, and periodically evaluated for impairment. These securities do not have a readily determinable fair value, and lack a market.

     At December 31, 2001 and 2000, securities with a carrying value of approximately $5,137,700 and $915,000, respectively, were pledged to secure deposits of the U.S. government or the Commonwealth of Virginia. In addition, securities with a carrying value of $37,060,700 and $42,978,700 are pledged to secure Federal Home Loan Bank advances as of December 31, 2001 and 2000, respectively.

     During June 2001, the Corporation changed its intent with respect to its securities portfolio. Due to changes in certain economic conditions, management elected to transfer securities with a fair value of $49,994,919 at the time of transfer, and an amortized cost of $49,309,701, from the held-to-maturity classification to the available-for-sale classification as of June 30, 2001. The gross unrealized gains and losses amounted to $2,202,424 and $1,517,206, respectively, at the time of transfer.

     The amortized cost and fair value of securities by maturity date at December 31, 2001 are as follows:

                                         Securities Held-to-Maturity       Securities Available-for-Sale
                                          -----------------------------     -----------------------------
                                            Amortized                         Amortized
                                              Cost          Fair Value          Cost         Fair Value
                                          -----------     ------------      -----------     -----------
Due in one year or less                  $      -        $       -         $       -       $       -
Due from one to five years                      -                -              415,000         424,638
Due from five to ten years                      -                -               30,569          33,833
Due after ten years                             -                -           71,254,020      71,934,238
                                                                            -----------    ------------
     Total debt securities                      -                -           71,699,589      72,392,709
Federal Reserve Bank stock                      -                -              866,550         866,550
Federal Home Loan Bank stock                    -                -            4,240,000       4,240,000
Preferred stock                                 -                -           33,754,132      33,311,165
Other                                           -                -            4,317,536       3,824,095
                                          -----------    -------------     ------------    ------------

                                         $      -        $                 $ 114,877,807   $ 114,634,519
                                         ============    ===============   =============   =============

                         (Notes continued on next page)

     Gross realized gains and losses on available-for-sale securities were:

                                               December 31,
                                            -----------------
                                   2001           2000            1999
                                -----------   -------------    -----------

Gross realized gains            $1,095,850    $       -        $      -
                                ===========   =============    ===========

Gross realized losses           $ 640,932     $       -        $      -
                                ==========    =============    ===========

NOTE 5 - LOANS

     Loans consist of the following:

                                                           December 31,
                                                 ------------------------------
Gross loans:                                         2001             2000
                                                 -------------    -------------
    Commercial                                   $  77,704,777    $  68,273,676
    Real estate - construction                      86,282,832       72,395,198
    Commercial real estate                         125,193,601       98,843,705
    Residential real estate mortgages               51,888,131       44,817,286
    Installment and consumer loans                   3,866,812        4,182,551
                                                 -------------    -------------
        Total gross loans                          344,936,153      288,512,416
    Less - allowance for loan losses                (3,696,860)      (3,520,702)
                                                 --------------   --------------
    Loans, net                                   $ 341,239,293    $ 284,991,714
                                                 ==============   ==============

     Gross loans include deferred loan costs in excess of unearned loan income of $2,930,753 and $2,452,065 at December 31, 2001 and 2000, respectively.

     A summary of the activity in the allowance for loan losses account is as follows:

                                              Years Ended December 31,
                                              ------------------------
                                         2001           2000            1999
                                    -------------  --------------  ------------

Balance, beginning of year          $ 3,520,702    $ 2,686,468     $  2,500,193
Provision charged to operations         195,000      1,100,000        4,667,000
Loans charged-off                      (356,294)      (395,564)      (4,526,324)
Recoveries                              337,452        129,798           45,599
                                    -----------    -----------     ------------

Balance, end of year                $ 3,696,860    $ 3,520,702     $  2,686,468
                                    ===========    ===========     ============

                         (Notes continued on next page)

     Accounting standards require certain disclosures concerning impaired loans, as defined by generally accepted accounting principles, regardless of whether or not an impairment loss exists. Impaired loans amount to $535,706 and $1,015,060 as of December 31, 2001 and 2000,
     respectively. Impaired loans have a valuation allowance allocation of $84,899 and $190,173 at those respective dates. The average recorded investment in impaired loans was approximately $1,336,419, $636,476, and $828,846 in 2001, 2000 and 1999, respectively. The Bank recognized $30,955, $58,614 and $19,997 of interest income on impaired loans during 2001, 2000 and 1999, respectively.

     Loans on which the accrual of interest has been discontinued amounted to $535,706 and $1,015,060 at December 31, 2001 and 2000, respectively. If interest on those loans had been accrued, such income would have approximated $12,293, $30,631, and $17,045 for the years ended December 31, 2001, 2000 and 1999, respectively.

NOTE 6 - PREMISES AND EQUIPMENT

     Premises and equipment consist of the following:

                                                         December 31,
                                               ------------------------------
                                                     2001            2000
                                                 -------------   ------------
Land                                             $     900,499   $    900,499
Buildings                                            5,333,346           -
Leasehold improvements                                 854,165        713,110
Equipment, furniture and fixtures                    3,433,602      2,086,788
Software                                               963,764        666,382
Construction in progress                                     -      1,091,235
                                                 -------------   ------------
                                                    11,485,376      5,458,014
Less - accumulated depreciation                    (2,573,404)    (1,696,705)
                                                 -------------   ------------

                                                 $   8,911,972   $  3,761,309
                                                 =============   ============

     Depreciation charged to operating expense for 2001, 2000 and 1999 was $979,181, $646,670, and $475,212, respectively.

                         (Notes continued on next page)

NOTE 7 - DEPOSITS

     Interest-bearing deposits consist of the following:

                                                         December 31,
                                                -----------------------------
                                                     2001            2000
                                                  -----------     -----------
Money market and NOW account deposits            $ 93,676,068    $132,833,257
Savings deposits                                    6,637,763       5,741,637
Time deposits $100,000 and over                    10,082,665       6,685,784
Other time deposits                               285,140,900     171,872,688
                                                 ------------    ------------

                                                 $395,537,396    $317,133,366
                                                 ============    ============

     The scheduled maturities of time deposits at December 31, 2001 are as follows:

Less than one year                               $229,231,403
One to two years                                   64,258,024
Three to five years                                 1,734,138
Over five years                                             0
                                                 ------------
                                                 $295,223,565
                                                 ============

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

     Federal Home Loan Bank (FHLB) advances consist of the following:

                                                           December 31,
                                                -------------------------------
                                                      2001                 2000
                                                -------------      ------------

5.82% FHLB advance due April 5, 2010           $   5,000,000     $   5,000,000
5.69% FHLB advance due February 6, 2002              300,000           300,000
5.45% FHLB advance due September 15, 2010         25,000,000        25,000,000
4.21% FHLB advance due August 1, 2003              2,000,000
4.64% FHLB advance due August 7, 2006              2,000,000
3.86% FHLB advance due November 7, 2011           10,000,000
3.98% FHLB advance due November 28 2011           10,000,000
3.14% FHLB advance due December 4, 2011           12,000,000
1.83% FHLB advance due January 16, 2002           17,500,000
                                               -------------     -------------
                                               $  83,800,000     $  30,300,000
                                               =============     =============

     Information regarding FHLB advances is summarized below:

                                           2001          2000          1999
                                        -----------   -----------   -----------

Weighted average rate                      4.98%         5.51%         5.72%
                                        ===========   ===========   ===========

Average balance                         $42,690,685   $18,352,954   $10,136,728
                                        ===========   ===========   ===========

Maximum outstanding at month-end        $83,800,000   $30,300,000   $18,300,000
                                        ===========   ===========   ===========

                         (Notes continued on next page)

    As of December 31, 2001 and 2000, advances were collateralized by FHLB stock with a cost of $4,240,000 and $1,559,900, respectively. In addition, securities of $37,060,700 and $42,978,700 were pledged against these advances, as of December 31, 2001 and 2000, respectively. Mortgage loans of $65,373,500 also served to provide additional collateral for these advances at December 31, 2001. Pursuant to the terms of the variable rate line of credit, the Bank may borrow up to 25% of the Bank's total assets. The FHLB advances arrangement has no expiration date, but is reevaluated periodically to determine the Bank's credit worthiness. Additionally, the Bank has a warehouse line of credit of $75,000,000 collateralized by first mortgage loans and expiring February 19, 2003. As of December 31, 2001, the Bank had not drawn from this line of credit.

    Resource Capital Trust I (Trust I) and Resource Capital Trust II (Trust II) are wholly-owned special purpose finance subsidiaries of the Parent, operating in the form of a grantor trust.

    Trust I was created in 1999 solely to issue capital securities and remit the proceeds to the Corporation. The Corporation is the sole owner of the common stock securities of the Trust. In 1999, Trust I issued 368,000 shares of preferred stock capital securities (Trust I preferred stock) with a stated value of $25 per share, and a fixed dividend yield of 9.25% of the stated value. The stated value of the Trust preferred stock is unconditionally guaranteed on a subordinated basis by the Parent. The
    Trust I securities have a mandatory redemption date of April 15, 2029, and are subject to varying call provisions at the option of the Corporation beginning April 15, 2004.

    Trust II was created in 2001 solely to issue capital securities and remit the proceeds to the Corporation. The Corporation is the sole owner of the common stock securities of the Trust. In 2001, Trust II issued 5,000 shares of preferred stock capital securities (Trust II preferred stock) with a stated value of $1,000 per share, and bearing a variable distribution rate per annum, reset semi-annually, equal to LIBOR plus 3.75% provided, that the applicable interest rate may not exceed 11.0% through the interest payment date in December 2006. The Trust II securities have a mandatory redemption date of December 8, 2031, and are subject to varying call provisions at the option of the Corporation beginning December 8, 2006.

    The Parent unconditionally guarantees the stated value of the Trust preferred stock on a subordinated basis. Through an intercompany lending transaction, proceeds received by Trust I and Trust II from sale of the securities were lent to the Parent for general corporate purposes.

    The Trust preferred stock is senior to the Corporation's common stock in event of claims against Resource, but is subordinate to all senior and subordinated debt securities. The Corporation has the right to terminate the Trust upon the occurrence of certain events, including (a) dividend payments on the preferred stock securities are no longer deemed tax-deductible, or the Trust is taxed on the income received from the underlying intercompany debt agreement with the Parent, (b) the capital securities are no longer considered Tier 1 capital under Federal Reserve Bank guidelines, or (c) the Trust, through a change of law, is deemed to be an investment company under the Investment Company Act of 1940 (the Act) and subject to that Act's reporting requirements.

    Shares of the Trust preferred stock are capital securities, which are distinct from the common stock or preferred stock of the Corporation, and the dividends thereon are tax-deductible. Dividends accrued for payment by the Trust are classified as interest expense on long-term debt in the consolidated statement of operations of the Corporation. The Trust preferred stock is shown as "Capital Trust Borrowings" and classified as a liability in the consolidated balance sheets.

                         (Notes continued on next page)                       19

NOTE 9 - STOCKHOLDERS' EQUITY

    In 2001, no stock options were exercised, however, the Corporation reaquired 92,866 shares of its outstanding common stock at an average price of $16.01 per share.

    In 2000, stock options were exercised resulting in the issuance of 35,332 additional common shares. In June, 2000, the Corporation issued 56,792 shares of its common stock as a result of the acquisition of CW Company of Virginia. The Corporation also reacquired 7,176 shares of its outstanding common stock at an average price of $10.94 per share.

    In 1999, stock options and warrants were exercised resulting in the issuance of 90,888 additional common shares. The Corporation also reacquired 29,099 shares of its outstanding common stock at an average price of $19.11 per share.

NOTE 10 - EMPLOYEE BENEFIT PLANS

    401(K) PROFIT SHARING PLAN

    The Corporation has a 401(k) Profit Sharing Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 15% of their compensation subject to certain limits based on federal tax laws. The Corporation makes matching contributions equal to 50% of the first 6% of an employee's compensation contributed to the Plan. The Corporation may also make a discretionary profit sharing contribution based on certain eligibility requirements as set forth in the Plan. Employer account contributions vest to the employee equally over a three-year period. For 2001, 2000 and 1999, expenses attributable to the Plan amounted to $343,500, $214,700, and $181,000, respectively.

    STOCK COMPENSATION PLANS

    At December 31, 2001, the Corporation has five stock compensation plans for its officers and directors. Each plan is a fixed option plan. Three of these plans, the May 1993 Long-Term Incentive Plan, the December 1993 Long-Term Incentive Plan, and the 1994 Long-Term Incentive Plan were implemented and grants were made prior to the effective date of FASB Statement No. 123, Accounting for Stock Based Compensation. The
    Corporation applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for all its plans. Accordingly, no compensation cost has been recognized for these plans against earnings.

                        (Notes continued on next page)
                                                                              20

    STOCK COMPENSATION PLANS (continued

    The Corporation's 1996 Long-Term Incentive Plan authorized the granting of options to management personnel and directors of 47,000 shares of the Bank's common stock in 1997. All options have 10-year terms, and are not exercisable for five years from the date of grant. No stock options were granted in 1998. During 1999, this Plan was amended allowing additional shares to management. The Corporation granted 27,321 and 86,750 of these shares in 2001 and 2000, respectively.

    In May, 2001, the Corporation's shareholders approved the Resource Bankshares Corporation 2001 Stock Incentive Plan. This plan, which expires in May, 2001, makes available up to 100,000 shares of common stock for the granting of awards in the form of incentive stock options, nonqualified stock options, or other stock based awards. During the year ended December 31, 2001 the Corporation granted, at fair value, 62,247 incentive stock options and 23,823 nonqualified options under this plan.

    Pro forma information regarding net income and earnings per share is required by FASB Statement No. 123, and has been determined as if the Corporation had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model.

    The Black-Scholes option model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Corporation's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    Had compensation cost for the Corporation's stock options been determined based on the fair value method prescribed by FASB No. 123, the Corporation's net income and earnings per share would have been reduced to the pro-forma amounts indicated for the year ended December 31:

                                             2001         2000         1999
                                          ----------   ----------   -----------

Net income (loss)           As reported   $4,542,621   $4,232,730   $ (690,808)
                            Pro forma     $4,251,910   $4,069,411   $ (815,864)

Basic earnings per share    As reported   $     1.57   $     1.63   $    (0.27)
                            Pro forma     $     1.47   $     1.57   $    (0.32)

Diluted earnings per share  As reported   $     1.49   $     1.56   $    (0.27)
                            Pro forma     $     1.39   $     1.50   $    (0.32)

                        (Notes continued on next page)                        21

    The fair value of each option granted is estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                              2001         2000         1999
                                           ----------   ----------   ----------

Dividend yield                                 2.67%       4%            2.35%

Expected life                                  5 years     7 years       7 years

Expected volatility                            53%         43%           36%

Risk-free interest rate                        4.50%       5.50%         6.25%

    The following is a summary of the Corporation's stock option activity, and related information for the years ended December 31:

                                   2001                      2000                      1999
                          -----------------------   -----------------------   ----------------------
                                      Weighted -                Weighted -               Weighted -
                                       Average                   Average                  Average
                                       Exercise                  Exercise                  Exercise
                          Options       Price       Options       Price        Options      Price
                          -------       -----       -------       -----        -------      -----
Outstanding -
 beginning of
 year                     450,209      $   9.86     401,791       $   9.17     339,024      $   6.16
Granted                   113,400         16.61      86,750          10.39      90,500         19.06
Exercised                     -            -        (35,332)          2.99     (27,733)         4.75
Forfeited                  (4,996)        12.25      (3,000)         12.25         -             -
                          -------      --------     -------       --------     -------      --------

Outstanding -
 end of year              558,613         11.19     450,209           9.86     401,791          9.17
                          -------     ---------     -------       --------     -------      --------
Exercisable - end
 of year                  254,463     $    6.06      38,959       $   5.44     264,291      $   4.61
                          -------     ---------     -------       --------     -------      --------
Weighted
  average fair
  value of
  options
  granted during
  the year                            $    5.58                   $    3.30                 $   7.34
                                      =========                   =========                 ========

                        (Notes continued on next page)
                                                                              22

     Information pertaining to options outstanding at December 31, 2001 is as follows:

                                      Options Outstanding         Options Exercisable
                                      -------------------         -------------------

                                    Weighted
                                    Average        Weighted                   Weighted
      Range of                     Remaining       Average                    Average
      Exercise       Number        Contractual     Exercise     Number        Exercise
       Prices      Outstanding        Life          Price      Exercisable     Price
       ------      -----------        ----          -----      -----------     -----

$ 2.98 - $ 4.85       96,663         1.9 years    $    3.00       96,663      $   3.00

$ 4.86 - $ 6.72      132,300         4.5 years    $    6.25      132,300      $   6.25

$ 8.61 - $12.35       85,250         8.2 years    $    9.67          500      $   9.12

$14.24 - $16.11       55,500         6.6 years    $   15.68       15,000      $  15.75

$16.12 - $17.99      117,471         9.5 years    $   16.99       -           $    -

$18.00 - $19.86       40,000         7.3 years    $   18.90       10,000      $  18.50
                     -------                                   ---------

Outstanding at
  end of year        558,613         6.2 years    $   11.19      254,463      $   6.06
                     =======                                   =========

NOTE 11 - INCOME TAXES

     The principal components of the income tax expense (benefit) were as follows:

                                                2001           2000           1999
                                            -----------    -----------    -----------
Federal - current                           $ 1,914,075    $ 2,179,986    $ (957,512)
Federal - deferred                                4,133      (294,297)        570,554
                                            -----------    -----------    -----------

                                            $ 1,918,208    $ 1,885,689    $ (386,958)
                                            ===========    ===========    ===========

     The differences between expected federal income taxes at statutory rates to actual income tax expense are summarized as follows:

                                                2001           2000           1999
                                            -----------    -----------   ------------
Income tax expense (benefit) computed at
   federal statutory rates                  $ 2,196,682    $ 2,080,260    $ (366,440)

Tax effects of:
  Tax-exempt interest                         (264,247)      (233,180)       (18,716)
  Nondeductible merger and
    reorganization expenses                       5,469          5,469          5,469
  Other                                        (19,696)         33,140        (7,271)
                                           ------------    -----------    -----------

                                            $ 1,918,208    $ 1,885,689    $ (386,958)
                                           ============    ===========    ===========

                       (Notes continued on next page)                         23

     The Corporation's deferred tax assets and liabilities and their components are as follows:

                                               December 31,
                                           ----------------------
                                             2001        2000
                                           ----------  ----------
Deferred tax assets:
  Intangible assets                        $   13,599  $   15,688
  Bad debts and other provisions              969,740     741,036
  Fixed assets                                155,685     280,189
  Other                                        28,605       5,795
  Deferred compensation                       148,208      95,125
  Unrealized loss on securities                82,718     135,151
                                           ----------  ----------

Total deferred tax asset                    1,398,285   1,272,984
                                           ----------  ----------

Deferred tax liabilities:
  Loans                                       235,072     256,605
  Deposits                                    171,039     186,707
  Deferred fees                             1,405,756   1,181,954
  FHLB stock                                   17,821      17,821
  Other                                             -       4,734
                                           ----------  ----------

Total deferred tax liability                1,829,688   1,647,821
                                           ----------  ----------

Net deferred tax liability                 $  431,403  $  374,837
                                           ==========  ==========

NOTE 12 - COMMITMENTS AND CONTINGENCIES

     The Bank leases office space in Hampton Roads and Richmond as well as various offices for the mortgage division. The Bank owns its office space in Northern Virginia. The leases provide for options to renew for various periods. All escalation clauses based on fixed percentages are included in the disclosure below. Pursuant to the terms of these leases, the following is a schedule, by year, of future minimum lease payments required under noncancelable lease agreements.

                            Lease
                           Payments
                         -------------

2002                     $   1,141,461
2003                         1,049,282
2004                           802,707
2005                           456,050
2006                           437,377
Thereafter                     266,788
                         -------------
                         $   4,153,665
                         =============

                       (Notes continued on next page)                         24

     Total rental expense was $1,165,439, $894,131 and $878,234 for 2001, 2000 and 1999, respectively.

     The Corporation and the Bank are defendants in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial position of the Bank.

NOTE 13 - RELATED PARTY TRANSACTIONS

     In the ordinary course of business, the Bank has loan and deposit transactions with its officers and directors, and with companies in which the officers and directors have a significant financial interest. A summary of related party loan activity during 2001 is as follows:

Balance, December 31, 2000                      $   8,848,295
Originations - 2001                                 2,650,198
Repayments - 2001                                  (5,243,704)
                                                --------------
Balance, December 31, 2001                      $   6,254,789
                                                ==============

     Commitments to extend credit to related parties amounted to $0 and $77,000 at December 31, 2001 and 2000.

     Deposits from related parties held by the Bank at December 31, 2001 and 2000 amounted to $6,111,000 and $6,413,000, respectively.

                       (Notes continued on next page)                         25

NOTE 14 - CREDIT COMMITMENTS AND CONCENTRATIONS OF CREDIT RISK

     The Bank has outstanding at any time a significant dollar amount of commitments to extend credit. To accommodate major customers, the Bank also provides standby letters of credit and guarantees to third parties. Those arrangements are subject to strict credit control assessments. Guarantees and standby letters of credit specify limits to the Bank's obligations. The amounts of loan commitments, guarantees and standby letters of credit are set out in the following table as of December 31, 2001 and 2000. Because many commitments and almost all standby letters of credit and guarantees expire without being funded in whole or in part, the contract amounts are not estimates of future cash flows.

                                                        Variable Rate      Fixed Rate
                                                        Commitments       Commitments
                                                        -------------     -----------
December 31, 2001

  Loan commitments                                      $  109,192,896    $  6,280,351

  Standby letters of credit and guarantees written      $    5,571,615    $       -

December 31, 2000

  Loan commitments                                      $   93,450,425    $  4,198,687

  Standby letters of credit and guarantees written      $    4,797,965    $       -

     Loan commitments, standby letters of credit and guarantees written have off-balance-sheet credit risk because only origination fees and accruals for probable losses, if any, are recognized in the statement of financial position until the commitments are fulfilled or the standby letters of credit or guarantees expire. Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and that, in accordance with the requirements of FASB Statement No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, collateral or other security is of no value. The Bank's policy is to require customers to provide collateral prior to the disbursement of approved loans. For retail loans, the Bank usually retains a security interest in the property or products financed, which provides repossession rights in the event of default by the customer. For business loans and financial guarantees, collateral is usually in the form of inventory or marketable securities (held in trust) or property (notations on title).

     There are no commitments to extend credit on impaired loans at December 31, 2001.

                       (Notes continued on next page)                         26

     Concentrations of credit risk (whether on or off balance sheet) arising from financial instruments exist in relation to certain groups of customers. A group concentration arises when a number of counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Bank does not have significant exposure to any individual customer or counterparty. However, a geographic concentration arises because the Bank operates primarily in southeastern and northern Virginia.

     The credit risk amounts represent the maximum accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted and any collateral or security proved to be of no value. The Bank has experienced little difficulty in accessing collateral when required. The amounts of credit risk shown, therefore, greatly exceed expected losses, which are included in the allowance for loan losses.

NOTE 15 - REGULATORY MATTERS

     The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, the Corporation and the Bank meet all capital adequacy requirements to which it is subject.

     As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                       (Notes continued on next page)                         27

         The Corporation's and the Bank's actual capital amounts and ratios are presented in the table below.

                                                                                                    To Be Well
                                                                                                Capitalized Under
                                                                      For Capital               Prompt Corrective
                                            Actual                 Adequacy Purposes            Action Provisions
                                            ------                 -----------------           -------------------
                                        Amount       Ratio        Amount        Ratio          Amount         Ratio
                                      ----------   ---------    -----------     -----          ------         -----
As of December 31, 2001:
 Total Capital (to Risk-
    Weighted Assets)
     Consolidated                    $40,903,000    10.44%     $ 31,352,000     **** 8%          N/A           N/A
     Bank                            $39,051,000    10.00%     $ 31,256,000     **** 8%      $39,070,000      ****10%
 Tier I Capital (to Risk -
    Weighted Assets)
     Consolidated                    $37,206,000     9.49%     $ 15,676,000     **** 4%          N/A           N/A
     Bank                            $35,354,000     9.05%     $ 15,628,000     **** 4%      $23,442,000      ****6%
 Tier I Capital (to Average
    Assets)
     Consolidated                    $37,206,000     6.88%     $ 21,628,000     **** 4%          N/A           N/A
     Bank                            $35,354,000     6.58%     $ 21,476,000     **** 4%      $26,845,000      ****5%

As of December 31, 2000:
 Total Capital (to Risk-
    Weighted Assets)
     Consolidated                    $32,543,000     10.75%    $ 24,220,000     **** 8%          N/A           N/A
     Bank                            $30,294,000     10.04%    $ 24,151,000     **** 8%      $30,188,000      ****10%
 Tier I Capital (to Risk -
    Weighted Assets)
     Consolidated                    $26,450,000      8.74%    $ 12,110,000     **** 4%          N/A           N/A
     Bank                            $26,773,000      8.87%    $ 12,075,000     **** 4%      $18,113,000      **** 6%
 Tier I Capital (to Average
    Assets)
     Consolidated                    $  26,450,000   6.69%     $ 15,816,000     **** 4%          N/A           N/A
     Bank                            $  26,773,000   6.80%     $ 15,573,000     **** 4%      $19,691,000      **** 5%

                         (Notes continued on next page)

**** represents greater than or equal to

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following table presents the carrying amounts and fair value of the Bank's financial instruments as of December 31, 2001 and 2000. FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The carrying amounts in the table are included in the balance sheets under the indicated captions.

                                                         2001                       2000
                                             -------------------------    ------------------------
                                               Carrying        Fair        Carrying      Fair
                                                Amount         Value        Amount       Value
                                             ------------    ---------    ----------  ------------
                                               (Dollars in thousands)      (Dollars in thousands)
Financial Assets:
   Cash and cash equivalents                 $    9,610    $    9,610    $    9,342   $    9,342
   Loans, net                                   341,239       352,916       284,992      293,420
   Investment securities                        114,635       114,635        82,122       82,342
   Funds advanced in settlement of
       mortgage loans                            71,971        71,971        15,445       15,445
   Accrued interest receivable                    3,367         3,367         3,011        3,011

Financial Liabilities:
   Deposit liabilities                          411,504       416,791       330,645      331,384
   Short-term borrowings                         36,800        36,800         7,546        7,546
   Long-term borrowings                          80,200        75,692        39,500       38,056
   Accrued interest payable                       4,178         4,178         2,811        2,811

        ESTIMATION OF FAIR VALUES

        The following notes summarize the major methods and assumptions used in estimating the fair value of financial instruments:

        Short-term financial instruments are valued at their carrying amounts included in the Bank's balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach applies to cash and cash equivalents, deposits in other banks, funds advanced in settlement of mortgage loans, and short-term borrowings.

        Loans are valued on the basis of estimated future receipts of principal and interest, discounted at various rates. Loan prepayments are assumed to occur at the same rate as in previous periods when interest rates were at levels similar to current levels. Future cash flows for homogeneous categories of consumer loans, such as motor vehicle loans, are estimated on a portfolio basis and discounted at current rates offered for similar loan terms to new borrowers with similar credit profiles. The fair value of nonaccrual loans also is estimated on a present value basis, using higher discount rates appropriate to the higher risk involved.

                         (Notes continued on next page)

        Investment securities are valued at quoted market prices if available. For unquoted securities, the fair value is estimated by the Bank on the basis of financial and other information.

        The fair value of demand deposits and deposits with no defined maturity is taken to be the amount payable on demand at the reporting date. The fair value of fixed - maturity deposits is estimated using rates currently offered for deposits of similar remaining maturities. The intangible value of long-term relationships with depositors is not taken into account in estimating the fair values disclosed.

        The carrying amounts of accrued interest receivable and payable, and certain other assets approximate fair value.

        It is not practicable to separately estimate the fair values for off-balance-sheet credit commitments, including standby letters of credit and guarantees written, due to the lack of cost effective, reliable measurement methods for these instruments.

NOTE 17 - EARNINGS PER SHARE RECONCILIATION

        The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations.

                                                             2001           2000           1999
                                                          ----------     ----------     -----------

Net income (loss) (numerator, basic and diluted)          $4,542,621     $4,232,730     $ (690,808)
Weighted average shares outstanding
   (denominator)                                           2,895,508      2,595,474      2,524,337
                                                          ----------     ----------     -----------

Earnings (loss) per common share-basic                    $  1.57        $  1.63        $ (.27)
                                                          ==========     ==========     ===========

Effect of dilutive securities:

Weighted average shares outstanding                        2,895,508      2,595,474      2,524,337
Effect of stock options                                      157,537        118,473            -
                                                          ----------     ----------     -----------

Diluted average shares outstanding (denominator)           3,053,045      2,713,947      2,524,337
                                                          ----------     ----------     -----------

Earnings (loss) per common share - assuming dilution
                                                          $  1.49        $  1.56         $ (.27)
                                                          ==========     ==========     ===========

        The effect of dilutive securities was not used to compute diluted earnings per share for 1999, because the effect would have been antidilutive.

                         (Notes continued on next page)

NOTE 18 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

         Financial information pertaining only to Resource Bankshares Corporation is as follows:

Balance Sheets

December 31,                                                        2001           2000
---------------------------------------------------------------------------------------------

Assets

   Cash and due from banks                                     $     604,274   $   1,450,893
   Cash on deposit at Resource Bank                                5,846,768       1,004,331
                                                               ------------------------------
      Total cash and due from banks                                6,451,042       2,455,224
   Investment securities available for sale                           51,146         278,236
   Due to Resource Bank                                                  -          (992,167)
   Investment in preferred stock of Resource Capital Trust I         284,550         284,550
   Investment in preferred stock of Resource Capital Trust II        155,000               -
   Investment in preferred stock of Resource Bank                  9,200,000       7,350,000
   Investment in common stock of Resource Bank                    26,931,150      19,345,213
   Other assets                                                      553,217         612,486
                                                               ------------------------------

      Total assets                                             $  43,626,105   $  29,333,542
                                                               ==============================

Liabilities and Stockholders' equity

   Interest payable                                            $     205,634   $     177,292
   Other liabilities                                                   2,248               -
   Capital Trust borrowings                                       14,639,550       9,484,550
                                                               ------------------------------
                                                                  14,847,432       9,661,842
   Stockholders' equity                                           28,778,673      19,671,700
                                                               ------------------------------

      Total liabilities and stockholders' equity               $  43,626,105   $  29,333,542
                                                               ==============================


Statements of Operations

Years Ended December 31,                                            2001            2000           1999
-------------------------------------------------------------------------------------------------------------
Income
   Dividends from Resource Bank                                $   2,152,645   $   1,486,851   $   1,290,213
   Interest and dividends on investments                              43,803          58,622          30,674
   Management and service fees                                        28,200         480,300         349,800
   Gain on sale of assets                                             81,311               -               -
                                                               ----------------------------------------------
                                                                   2,305,959       2,025,773       1,670,687
                                                               ----------------------------------------------
Expenses
   Interest expense - Capital Trust borrowings                       879,342         839,181         702,075
   Other expenses                                                    213,577         204,736         179,798
                                                               ----------------------------------------------
                                                                   1,092,919       1,043,917         881,873
                                                               ----------------------------------------------
Income before income taxes and equity in
   undistributed net income of Resource Bank                       1,213,040         981,856         788,814

Equity in undistributed net income (loss) of
   Resource Bank                                                   3,010,115       3,076,146      (1,653,106)
                                                               ----------------------------------------------

Income (loss) before tax benefit                                   4,223,155       4,058,002        (864,292)

Income tax benefit                                                   319,466         174,728         173,484
                                                               ----------------------------------------------

Net income (loss)                                              $   4,542,621   $   4,232,730   $    (690,808)
                                                               ==============================================

                              (Notes continued on next page)

NOTE 18 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY          (Continued)

Years Ended December 31,                                                     2001             2000           1999
---------------------------------------------------------------------------------------------------------------------

Statement of Cash Flows

Cash flows from operating activities
   Net income (loss)                                                     $   4,542,621   $   4,232,730   $  (690,808)
   Adjustments to reconcile to net cash
      provided by operating activities:
         Accretion of investment securities discounts
            net of premiums                                                          -               -        (4,448)
         Equity in undistributed net (income) loss of
            Resource Bank                                                   (3,010,115)     (3,076,146)    1,653,106
         Gain on sale of assets                                                (81,311)              -             -
         Changes in:
            Other assets                                                       (30,425)        290,095      (463,889)
         Accrued expenses                                                       28,342         (12,417)      189,111
         Other liabilities                                                    (989,919)        388,276       104,725
                                                                         --------------------------------------------
            Net cash provided by operating activities                          459,193       1,822,538       787,797
                                                                         --------------------------------------------

Cash flows from investing activities
   Proceeds from sales and maturities of available-for-sale securities         515,287               -             -
   Purchases of available-for-sale securities                                  (19,539)        (33,236)     (426,850)
   Purchase of Resource Capital Trust preferred stock                         (155,000)              -      (284,550)
   Capital contributed to Resource Bank                                     (4,575,822)              -             -
   Purchase of Resource Bank preferred stock                                (1,850,000)              -    (7,350,000)
                                                                         --------------------------------------------
            Net cash used by investing activities                           (6,085,074)        (33,236)   (8,061,400)
                                                                         --------------------------------------------

Cash flows from financing activities
   Proceeds from Capital Trust borrowings                                    5,155,000               -     9,484,550
   Proceeds from sale of common stock, net of issuance costs                         -               -             -
   Proceeds from sale of common stock upon
      exercise of stock options                                              7,342,211         105,745       525,548
   Payments to reacquire common stock                                       (1,487,033)        (78,515)     (556,240)
   Cash dividends paid on common stock                                      (1,388,479)       (835,613)   (1,011,429)
                                                                         --------------------------------------------
            Net cash provided (used) by financing activities                 9,621,699        (808,383)    8,442,429
                                                                         --------------------------------------------

Net increase in cash and cash equivalents                                    3,995,818         980,919     1,168,826

Cash and cash equivalents at beginning of year                               2,455,224       1,474,305       305,479
                                                                         --------------------------------------------

Cash and cash equivalents at end of year                                 $   6,451,042   $   2,455,224   $ 1,474,305
                                                                         ============================================

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Corporation. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10% of the Bank's capital stock and surplus on a secured basis.

At December 31, 2001, the Bank's retained earnings available for the payment of dividends without prior regulatory approval was $7,400,000, and funds available for loans or advances amounted to $1,968,000.

In addition, dividends paid by the Bank to the Corporation would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

                           (Notes continued on next page)

NOTE 19 - SEGMENT REPORTING

     The Corporation has one reportable segment, its mortgage banking operations. The mortgage banking segment originates residential loans and subsequently sells them to investors. The commercial banking and other banking operations provide a broad range of lending and deposit services to individual and commercial customers, including such products as construction loans, and other business financing arrangements. The Corporation does not have other reportable operating segments.

     The accounting policies of the segment are the same as those described in the summary of significant accounting policies. The chief operating decision maker of the Corporation evaluates performance based on profit or loss from operations before income taxes.

     The Corporation's reportable segment is a strategic business unit that offers different products and services. It is managed separately because the segment appeals to different markets and, accordingly, requires different technology and marketing strategies.

     The segment's most significant revenue and expense is noninterest income and noninterest expense, respectively. The segments are reported below for the years ended December 31.

Selected Financial Information

                                                           Mortgage          Commercial
                                                           Banking           and Other
Year Ended December 31, 2001                              Operations          Banking             Total
                                                          ----------          -------             -----
     Net interest income after provision for
         loan losses                                    $        -         $   10,837,769    $   10,837,769
     Noninterest income                                     17,604,748          2,539,113        20,143,861
     Noninterest expense                                   (15,274,745)        (9,246,056)      (24,520,801)
                                                        ---------------    ---------------   ---------------

     Net income before income taxes                     $    2,330,003     $    4,130,826    $    6,460,829
                                                        ==============     ===============   ===============

Year Ended December 31, 2000

     Net interest income after provision for
         loan losses                                    $        -         $    8,337,497    $    8,337,497
     Noninterest income                                      6,916,584          4,973,484        11,890,068
     Noninterest expense                                    (6,242,594)        (7,866,552)      (14,109,146)
                                                        ---------------    ---------------   ---------------

     Net income before income taxes                     $      673,990     $    5,444,429    $    6,118,419
                                                        ==============     ===============   ===============

Year Ended December 31, 1999

     Net interest income after provision for
         loan losses                                    $         -        $    4,278,660    $    4,278,660
     Noninterest income                                      5,709,225          1,102,117         6,811,342
     Noninterest expense                                    (6,128,122)        (6,039,646)      (12,167,768)
                                                        -----------------    -------------      ------------

     Net loss before income taxes                       $     (418,897)    $     (658,869)   $   (1,077,766)
                                                        =================    =============      ============

                         (Notes continued on next page)
                                                                              33

                                                           Mortgage
                                                            Banking            Commercial
Segment Assets                                            Operations            Banking               Total
                                                          ----------            -------               -----

2001                                                    $  2,398,888         $562,450,691        $564,849,579

2000                                                    $    709,879         $403,784,135        $404,494,014

1999                                                    $    675,597         $306,014,088        $306,689,685

     The Corporation does not have a single external customer from which it derives 15 percent or more of its revenues.

NOTE 20 - QUARTERLY DATA (UNAUDITED)

                                                               Year Ended December 31, 2001
                                           ------------------------------------------------------------------
                                               Fourth            Third            Second            First
                                               Quarter          Quarter           Quarter          Quarter
                                           --------------   ----------------  ---------------- --------------

Interest and dividend income               $   8,341,548    $   8,346,969     $   8,019,004    $   7,984,133
Interest expense                              (5,038,794)      (5,592,928)       (5,538,810)      (5,488,353)
                                           --------------   --------------    --------------   --------------

Net interest income                            3,302,754        2,754,041         2,480,194        2,495,780
Provision for loan losses                      (150,000)              -               -              (45,000)
                                               ---------    --------------    --------------   --------------

Net interest income after
     provision for loan losses                 3,152,754        2,754,041         2,480,194        2,450,780
Noninterest income                             6,246,715        5,692,710         5,186,460        3,017,976
Noninterest expenses                          (7,523,752)      (6,662,303)       (6,204,377)      (4,130,369)
                                           --------------   --------------    --------------   --------------

Income before income taxes                     1,875,717        1,784,448         1,462,277        1,338,387
Provision for income taxes                      (576,967)        (535,500)         (417,355)        (388,386)
                                           --------------   --------------    --------------   --------------

                                           $   1,298,750    $   1,248,948     $   1,044,922    $     950,001
                                           ==============   ==============    ==============   ==============

Earnings per common share:
     Basic                                 $        0.42    $        0.40     $        0.39    $        0.36
                                           =============    =============    ===============   ==============

     Diluted                               $        0.41   $         0.37     $        0.37    $        0.34
                                           =============   ==============     ==============   ==============

                                             (Notes continued on next page)   34

                                                               Year Ended December 31, 2000
                                           ------------------------------------------------------------------
                                               Fourth            Third            Second            First
                                               Quarter          Quarter           Quarter          Quarter
                                           -------------    --------------    --------------   --------------

Interest and dividend income               $   8,224,008    $   7,252,787     $   6,682,881    $   6,253,123
Interest expense                              (5,689,192)      (4,901,647)       (4,354,037)      (4,030,426)
                                           --------------   --------------    --------------   --------------

Net interest income                            2,534,816        2,351,140         2,328,844        2,222,697
Provision for loan losses                          -           (1,000,000)            -             (100,000)
                                           --------------   --------------    --------------   --------------

Net interest income after
     provision for loan losses                 2,534,816        1,351,140         2,328,844        2,122,697
Noninterest income                             1,921,563        5,712,400         2,079,396        2,176,709
Noninterest expenses                          (3,307,490)      (4,376,871)       (3,267,390)      (3,157,395)
                                           --------------   --------------    --------------   --------------

Income before income taxes                     1,148,889        2,686,669         1,140,850        1,142,011
Provision for income taxes                      (322,948)        (873,926)         (340,843)        (347,972)
                                           --------------   --------------    --------------   --------------

                                           $     825,941    $   1,812,743     $     800,007    $     794,039
                                           ==============   ==============    ==============   ==============

Earnings per common share:
     Basic                                 $        0.32    $        0.69     $         0.31    $        0.31
                                           ==============   ==============    ==============    ==============

     Diluted                               $        0.30    $        0.66     $         0.30    $        0.30
                                           ==============   ==============    ==============    ==============

                                                          * * * * *

                                                                              35